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                                                                   EXHIBIT 2.1.2

                                   FORM OF
                             COBALT NETWORKS, INC.

                           NON-COMPETITION AGREEMENT

     This Non-Competition Agreement is entered into by and between Cobalt Networks, Inc. ("Parent"), Chili!Soft, Inc., a California corporation (the "Company") and the undersigned shareholder ("Shareholder") of the Company as of _________, 2000.

                                    RECITALS

     A. WHEREAS, pursuant to that certain Agreement and Plan of Reorganization (the "Reorganization Agreement") dated as of March 22, 2000, by and between Parent, Blue Tortilla Acquisition Corp. ("Merger Sub") and the Company, Merger Sub will merge with and into the Company (the "Merger") and any shares of Company capital stock owned by Shareholder will be exchanged for Parent Common Stock and any options to acquire Company Common Stock will be assumed by Parent and become options to acquire Parent Common Stock;

     B. WHEREAS, Shareholder owns an equity interest in the Company (whether through outstanding capital stock or options to purchase capital stock), has served as ____________ and has gained substantial knowledge and expertise in connection with the Company's trade secrets, confidential and proprietary information, products and customers;

     C. WHEREAS, Parent and Shareholder acknowledge that it would be detrimental to Parent if Shareholder would compete with Parent following the Merger;

     D. WHEREAS, the Company is engaged in the business of designing, producing and delivering active server page software (the "Business");

     E. WHEREAS, it is a condition to Parent's obligation to consummate the Merger that certain key Shareholders of the Company, including Shareholder, enter into this Agreement;

     F. WHEREAS, as an inducement to Parent to consummate the Merger, and in consideration of the amounts paid to shareholders of the Company under the Merger Agreement, Shareholder desires to agree with Parent as further provided herein.

     NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.  Acknowledgments by Shareholder.  Shareholder acknowledges that the promises
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and restrictive covenants that Shareholder is providing in this Agreement are reasonable and necessary to the protection of Parent's business and Parent's legitimate interests in its acquisition of the Company (including the Company's goodwill) pursuant to the Reorganization Agreement.
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     2.   Non-Competition.
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          (a)  The parties understand and agree that this Agreement is entered into in connection with the Merger. The parties further understand and agree that Shareholder is a key and significant member of the Company, owns a significant number of shares (or rights to acquire a significant number of shares) of the Company and that the consummation of the Merger is contingent upon Shareholder entering into this Agreement. In addition, the parties understand that prior to the Merger, the Company was engaged in or intended to engage in the Business worldwide (the "Geographic Scope of Business"). Shareholder further acknowledges that the Company and Parent following the Merger will continue conducting or intends to conduct such Business in all parts of the Geographic Scope of the Business.

          (b) During the period commencing on the closing date of the Merger and ending twenty-four months thereafter (the "Restriction Period"), without the prior written consent of Parent, Shareholder shall not either as an individual or as an Shareholder, agent, consultant, advisor, independent contractor, general partner, officer, director, shareholder or investor of any person, firm, corporation, partnership or other entity participate or engage in an Enterprise whose business is the design, production and delivery of the software development, marketing and sales activities as more fully set forth in the Company's business plan dated ______ and slide presentation dated ____ attached hereto as Appendix A and B, respectively ("Competitive Activity"). "Enterprise" shall refer to the subsidiary, division, company or other entity, other than the Company, at which Shareholder is employed.

          Notwithstanding the foregoing, Shareholder may purchase, directly or indirectly, up to 5% of any class of publicly traded securities of any person or entity which owns a business engaged in a Competitive Activity or be employed by or act as a consultant to a subsidiary or division of a corporation engaged in a Competitive Activity so long as such subsidiary or division is not engaged in a Competitive Activity and such employment or consulting is not with respect to a Competitive Activity. For the purposes of this Section 2, the term "publicly traded securities" shall mean securities that are traded on a national securities exchange in the United States or listed on the Nasdaq National Market.

          If any restriction set forth in this Section 2 above is held to be unreasonable or unenforceable, then Shareholder agrees, and hereby submits, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable.

     3.   Nonsolicitation.  Shareholder further agrees that, during the
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Restriction Period, Shareholder will not, without the prior consent of Parent:

          (a) personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on Shareholder's own behalf or on behalf of any other person or entity) any employee of the Company, Parent or any of Parent's subsidiaries to leave his or her employment with the Company, Parent or any of Parent's subsidiaries;

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          (b)  personally or through others, employ, or permit any entity for which Shareholder is employed or over which Shareholder exercises voting control that conducts or proposes to conduct a Competitive Activity or any software development activity to employ, any person who shall have terminated his or her employment with the Company, Parent or any of Parent's subsidiaries at any time within the previous twelve month period; or

          (c) personally or through others, interfere or attempt to interfere with the commercial relationship or prospective commercial relationship of the Company, Parent or any of Parent's subsidiaries with any person or entity that is, was or is expected to become a customer or client of the Company, Parent or any of Parent's subsidiaries.

     4.   Independence of Obligations.  The covenants and obligations of
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Shareholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Shareholder, on the one hand, and the Company or Parent, on the other.

     5.   Specific Performance.  Shareholder agrees that in the event of any
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breach by Shareholder of any covenant, obligation or other provision contained in this Agreement, Parent and the Company shall be entitled (in addition to any other remedy that may be available to them) to the extent permitted by applicable law (a) a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or other provision, and
(b) an injunction restraining such breach or threatened breach.

     6.   Non-Exclusivity.  The rights and remedies of Parent and the Company
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hereunder are not exclusive of or limited by any other rights or remedies which
Parent or the Company may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent and the Company hereunder, and the obligations and liabilities of Shareholder hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like.

     7.   Successors, Assigns, Merger.  This Agreement shall be binding upon and
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shall inure to the benefit of Parent, the Company and their respective successors and assigns. This Agreement shall be binding upon Shareholder and shall inure to his benefit and to the benefit of his heirs, executors, administrators and legal representatives, but shall not be assignable by Shareholder.

     8.   Entire Agreement.  This Agreement constitutes the entire agreement
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between Parent and Shareholder relating to the matters herein provided for. This
Agreement supersedes and replaces any prior verbal or written agreements between the parties. This Agreement may be amended or altered only in a writing signed by the Parent and Shareholder.

     9.   Applicable Law; Severability.  This Agreement shall be construed and
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interpreted in accordance with the laws of the State of California without regard to conflicts of laws and principles. Each provision of this Agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable it and the other provisions hereof shall continue to be enforceable to the full extent allowable, as if such offending provision had not been a part of this Agreement. Without

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limitation, the parties intend that the covenants contained in this Agreement shall be severable insofar as the geographic and time restrictions set forth herein are concerned. If, in any judicial proceedings, a court shall refuse to enforce the geographic and/or time restrictions imposed herein to their fullest extent, then the geographic and/or time restrictions set forth herein shall be reduced to the extent necessary to permit enforcement of the foregoing covenant to the fullest extent possible.

     10.  Counterparts.  For the convenience of the parties hereto, this
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Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

                  [Remainder of Page Left Blank Intentionally]

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     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

CHILI!SOFT, INC.                    COBALT NETWORKS, INC.


By:__________________________       By:________________________________________
                                       Stephen W. DeWitt
Print Name:__________________              Chief Executive Officer and President

Title:_______________________

                                    SHAREHOLDER

                                    Shareholder Name:_________________________



                                    By:_______________________________________

                                    Print Name:_______________________________

                                    Title:____________________________________

      [Signature Page to Cobalt Networks, Inc. Non-Competition Agreement]